EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380
Summit Midstream Partners, LP Reports First Quarter 2016 Financial Results

•	SMLP reports first quarter 2016 adjusted EBITDA of $70.0 million and adjusted DCF of $52.7 million

•	Distribution coverage ratio was 1.28x for the first quarter of 2016

•	Transformational drop down of all operating assets from Summit Investments closed in March 2016

•	Revolving credit facility increased to $1.25 billion, providing SMLP with $529.0 million of available borrowing capacity at March 31, 2016

•	SMLP reaffirms 2016 adjusted EBITDA financial guidance of $260.0 million to $290.0 million

The Woodlands, Texas (May 5, 2016) - Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended March 31, 2016. SMLP reported adjusted EBITDA of $70.0 million and adjusted distributable cash flow of $52.7 million for the first quarter of 2016 compared to $61.6 million and $43.0 million, respectively, for the first quarter of 2015. Adjusted EBITDA for the first quarter of 2016 included $1.2 million of transaction expenses related to the 2016 Drop Down transaction, which closed on March 3, 2016. SMLP reported a net loss of $3.7 million for the first quarter of 2016 compared to a net loss of $2.5 million for the first quarter of 2015.
Natural gas volume throughput averaged 1,523 million cubic feet per day (“MMcf/d”) in the first quarter of 2016 compared to 1,605 MMcf/d in the first quarter of 2015 and 1,397 MMcf/d in the fourth quarter of 2015. Crude oil and produced water volume throughput in the first quarter of 2016 averaged 95.0 thousand barrels per day (“Mbbl/d”) compared to 53.4 Mbbl/d in the first quarter of 2015 and 86.2 Mbbl/d in the fourth quarter of 2015. Volume throughput metrics, as reported, exclude our proportionate share of volume throughput from Ohio Gathering.
SMLP’s financial results for the first quarters of 2016 and 2015 include the historical financial results from its March 2016 acquisition from Summit Investments of substantially all of (i) Summit Utica, Meadowlark Midstream and Tioga Midstream, and (ii) Summit Investments’ 40.0% ownership interest in each of Ohio Gathering and Ohio Condensate (collectively, “Ohio Gathering”) (the “2016 Drop Down”). Because of the common control aspects of the acquired assets, the 2016 Drop Down was deemed a transaction between entities under common control and, as such, has been accounted for on an “as-if pooled” basis for all periods in which common control existed.
Steve Newby, President and Chief Executive Officer, commented, “SMLP reported strong financial and operating results for the first quarter of 2016. Our financial results were driven primarily by increasing volume throughput across our Utica footprint, including a 19% sequential quarterly volume increase across our Ohio Gathering and Summit Utica gathering systems. Utica volume growth, together with higher sequential quarterly volume throughput across our Williston, Marcellus, and Barnett systems, and a continued focus on cost control, enabled SMLP to set new quarterly adjusted EBITDA and adjusted DCF records in the first quarter of 2016.
Our financial results were driven largely by our 2016 Drop Down transaction which was transformational for SMLP and enables us to significantly expand our operating footprint. In addition to creating greater scale, the 2016 Drop Down diversifies our customer exposure, broadens our geographic reach into the high-growth Utica Shale, and strengthens our balance sheet and liquidity position. Our first quarter of 2016 distribution coverage ratio of 1.28x was a direct result of the 2016 Drop Down and the structure of the consideration paid.
We achieved a number of operational accomplishments during the first quarter of 2016 including the commissioning of the Stampede Lateral crude oil transmission pipeline and the completion of the Little Muddy transmission pipeline in the Williston. These projects provide our customers on the Polar and Divide crude oil gathering system with new delivery options to access new markets with alternative pricing dynamics.
Looking forward, we believe our business is well positioned to perform in the ongoing challenging commodity price environment due to our fixed-fee business model and cash flow support from our minimum volume commitments. We are reaffirming our 2016 adjusted EBITDA guidance of $260.0 million to $290.0 million for the full year, and we

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will continue to monitor distribution growth on a quarter by quarter basis with a near-term bias towards distribution coverage and further strengthening our balance sheet.”
First Quarter 2016 Segment Results
Utica Shale
The Utica Shale reportable segment includes our ownership interest in Ohio Gathering. Ohio Gathering is a natural gas gathering system in service and under development spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio. Ohio Gathering also includes our ownership interest in Ohio Condensate, a 23 Mbbl/d condensate stabilization facility located in Harrison County, Ohio. Volume throughput and segment adjusted EBITDA for the Utica Shale includes our proportional share of adjusted EBITDA from Ohio Gathering, based on a one-month lag.
Summit Utica, a natural gas gathering system currently in service and under development in Belmont and Monroe counties in southeastern Ohio, is also included in the Utica Shale reportable segment. Summit Utica gathers and delivers dry natural gas to interconnections with the Utica Ohio River Pipeline System, a third-party intrastate pipeline.
Segment adjusted EBITDA for the first quarter of 2016 totaled $15.6 million, up 199.2% from the first quarter of 2015, primarily due to higher volume throughput across both Ohio Gathering and Summit Utica. Volume throughput on the Ohio Gathering system averaged 888 MMcf/d in the first quarter of 2016 compared to 496 MMcf/d in the first quarter of 2015 and 840 MMcf/d in the fourth quarter of 2015. Volume growth on the Ohio Gathering system during the first quarter of 2016 primarily originated from the dry gas gathering system.
Volume throughput on the Summit Utica system averaged 132 MMcf/d in the first quarter of 2016 compared to 12 MMcf/d in the first quarter of 2015 and 75 MMcf/d in the fourth quarter of 2015. Volume throughput for the first quarter of 2016 increased due to our continued buildout of the Summit Utica gathering system and our customers’ commissioning of new wells throughout 2015 and into the first quarter of 2016.
Williston Basin
The Bison Midstream, Polar and Divide, and Tioga Midstream systems provide our midstream services for the Williston Basin reportable segment. Bison Midstream gathers low-pressure associated natural gas from pad sites located in Mountrail and Burke counties in North Dakota, and delivers to third-party pipelines serving Aux Sable Midstream, LLC’s processing plant in Channahon, Illinois. The Polar and Divide system gathers and delivers crude oil from pad sites located in Williams and Divide counties in North Dakota, to the COLT and Basin Transload rail terminals. In April 2016, we commissioned a third delivery point, the Little Muddy pipeline, which provides customers with access to pipeline takeaway. The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells. Tioga Midstream is a crude oil, produced water, and associated natural gas gathering system in Williams County, North Dakota. All crude oil and natural gas gathered on the Tioga Midstream system is delivered to downstream third-party pipelines and all produced water is delivered to third-party disposal wells.
Segment adjusted EBITDA for the Williston Basin segment totaled $19.7 million for the first quarter of 2016, up 79.7% from the first quarter of 2015, primarily due to higher liquids and natural gas volumes, together with the commencement of our Stampede Lateral project in January 2016. Segment adjusted EBITDA was partially offset by lower margins associated with a percent-of-proceeds contract on the Bison Midstream system. Liquids volumes averaged 95.0 Mbbl/d in the first quarter of 2016, an increase of 77.9% over 53.4 Mbbl/d in the first quarter of 2015. Liquids volumes were positively impacted by producers completing new wells across our gathering footprint, together with the connection of pad sites that were previously being gathered by third-party trucks. Compared to the first quarter of 2015, associated natural gas volumes increased 19.0% to 25 MMcf/d in the first quarter of 2016 and were driven by increased volumes associated with the development of the Tioga Midstream system throughout 2015 and into the first quarter of 2016.
Liquids volumes and natural gas volumes in the first quarter of 2016 were up 10.2% and flat, respectively, compared to the fourth quarter of 2015.

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Piceance/DJ Basins
The Grand River and the Niobrara G&P systems provide our midstream services for the Piceance/DJ Basins reportable segment. These systems provide low-pressure and high-pressure natural gas gathering and processing services for producers operating in the Piceance Basin located in western Colorado and eastern Utah and low-pressure associated natural gas gathering and processing in the Denver-Julesburg (“DJ”) Basin located in northeastern Colorado.
Segment adjusted EBITDA totaled $24.8 million for the first quarter of 2016, down 13.5% from the first quarter of 2015. First quarter 2016 volume throughput averaged 572 MMcf/d, a decrease of 8.0% from the first quarter of 2015, primarily as a result of our anchor customer’s continued suspension of drilling activities in the basin and the resulting natural declines from existing production. The impact of these volume declines was partially offset by higher minimum volume commitment (“MVC”) shortfall payment adjustments associated with certain of our customers’ gas gathering agreements. Lower commodity prices in the first quarter of 2016 compared to the first quarter of 2015 also negatively impacted the margins that we earned from our percent-of-proceeds contracts and the condensate revenue on the Grand River system. Additionally, segment adjusted EBITDA was negatively impacted by our recognition of an allowance for gathering receivables for a Grand River customer that represents less than 1% of our total segment volume throughput.
Barnett Shale
The DFW Midstream system provides our midstream services for the Barnett Shale reportable segment. This system gathers and delivers low-pressure natural gas received from pad sites, primarily located in southeastern Tarrant County, Texas, to downstream intrastate pipelines serving various natural gas hubs in the region.
Segment adjusted EBITDA for the Barnett Shale segment totaled $14.1 million for the first quarter of 2016, down 16.0% from the first quarter of 2015 primarily due to 15.4% lower volume throughput. Relative to the fourth quarter of 2015, volume throughput of 341 MMcf/d in the first quarter of 2016 was 4.9% higher due to a 10-well pad site, which was commissioned in December 2015. These ten wells, together with four wells commissioned by other customers in the first quarter of 2016, more than offset natural declines from existing production across the system.
A DFW Midstream customer has an 11-well pad site that we expect will begin producing in the second quarter of 2016. The same customer recently finished drilling six new wells on an existing pad site in our service area, which we expect to begin production in the second half of 2016.
Marcellus Shale
The Mountaineer Midstream system provides our midstream services for the Marcellus Shale reportable segment. This system gathers high-pressure natural gas received from upstream pipeline interconnections with Antero Midstream Partners, LP and Crestwood Equity Partners LP. Natural gas on the Mountaineer Midstream system is delivered to the Sherwood Processing Complex located in Doddridge County, West Virginia.
Segment adjusted EBITDA for the Marcellus Shale segment totaled $4.6 million for the first quarter of 2016, down 29.6% from the first quarter of 2015, primarily due to a 17.2% decrease in volume throughput resulting from our customer’s decision to defer the completion of an estimated 50 Marcellus wells (32 identified behind the Mountaineer Midstream system) throughout 2015. We expect our customer will continue to defer the completion of approximately 22 of the 32 identified wells behind the Mountaineer system until 2017. Eight new wells which flow onto the Mountaineer Midstream system were brought online during the first quarter of 2016, and we expect five new wells will be commissioned during the second quarter of 2016.
Relative to the fourth quarter of 2015, volume throughput on the Mountaineer Midstream system in the first quarter of 2016 was up 23.8% as a result of new wells commissioned during the first quarter of 2016, together with our customer’s decision to discontinue curtailment activities in late December 2015 on certain of its wells in the area due to the start-up of a new, third-party takeaway pipeline.
Segment adjusted EBITDA in the first quarter of 2016 was also negatively impacted by higher operation and maintenance expense associated with repairs to rights-of-way.

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The following table presents average daily throughput by reportable segment:

	Three months ended March 31,
	2016	2015
Average daily throughput (MMcf/d) (1):
Utica Shale (2)	132	12
Williston Basin	25	21
Piceance/DJ Basins	572	622
Barnett Shale	341	403
Marcellus Shale	453	547
Aggregate average daily throughput	1,523	1,605

Average daily throughput (Mbbl/d) (1):
Williston Basin	95.0	53.4
Average daily throughput	95.0	53.4
__________
(1) Prior periods have been recast to include the incremental historical volumes from the 2016 Drop Down.
(2) Exclusive of volume throughput for Ohio Gathering
MVC Shortfall Payments
SMLP billed its customers $5.5 million in the first quarter of 2016 because those customers did not meet their MVCs. For those customers that do not have credit banking mechanisms in their gathering agreements, or have no ability to use MVC shortfall payments as credits, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period that they are earned.

For the first quarter of 2016, SMLP recognized $4.1 million of gathering revenue associated with MVC shortfall payments from certain customers in the Marcellus Shale, Piceance/DJ Basins, and Barnett Shale reportable segments. MVC shortfall payment adjustments in the first quarter of 2016 totaled $11.1 million and included $1.5 million of deferred revenue related to MVC shortfall payments and $9.7 million of adjustments related to MVC shortfall payment adjustments from certain customers in the Piceance/DJ Basins, Williston Basin, and Barnett Shale reportable segments.

The net impact of SMLP’s MVC shortfall payment mechanisms increased adjusted EBITDA by $15.2 million in the first quarter of 2016.

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	Three months ended March 31, 2016
	MVC billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Utica Shale	$—	$—	$—	$—
Williston Basin	235	—	235	235
Piceance/DJ Basins	3,960	2,722	1,238	3,960
Barnett Shale	—	—	—	—
Marcellus Shale	—	—	—	—
Total net change	$4,195	$2,722	$1,473	$4,195

MVC shortfall payment adjustments:
Utica Shale	$—	$—	$—	$—
Williston Basin	—	—	3,301	3,301
Piceance/DJ Basins	284	284	6,279	6,563
Barnett Shale	264	264	89	353
Marcellus Shale	796	796	—	796
Total MVC shortfall payment adjustments	$1,344	$1,344	$9,669	$11,013

Total	$5,539	$4,066	$11,142	$15,208
Capital Expenditures
SMLP recorded total capital expenditures of $61.3 million in the first quarter of 2016, including approximately $3.2 million of maintenance capital expenditures. Development activities during the first quarter of 2016 were related primarily to the ongoing expansion of our Summit Utica and natural gas gathering system. In addition, capital expenditures were incurred across our Williston Basin liquids system, including the Stampede Lateral crude oil transmission pipeline, which was placed into service in January 2016, and the Little Muddy crude oil transmission pipeline, which was placed in service in early April 2016. These crude oil development projects provide customers on the Polar and Divide gathering system with two new delivery points and enhanced optionality to access additional downstream markets via rail and pipeline infrastructure.
Capital & Liquidity
As of March 31, 2016, SMLP had $529.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.32 billion, total leverage (net debt divided by EBITDA) as of March 31, 2016 was 4.47 to 1.0.
Through December 31, 2016, the upper limit of SMLP’s total leverage ratio is 5.50 to 1.0. The total leverage ratio upper limit can be permanently increased from 5.00 to 1.0 to 5.50 to 1.0 any time, at SMLP’s option, subject to the inclusion of a senior secured leverage ratio (senior secured net indebtedness to consolidated trailing 12-month EBITDA, as defined in the credit agreement) upper limit of 3.75x.
2016 Drop Down Deferred Payment
The consideration for the 2016 Drop Down consisted of (i) an initial $360.0 million cash payment (the “Initial Payment”) which was funded at closing on March 3, 2016 with borrowings under SMLP’s revolving credit facility (the “Initial Close”) and (ii) a deferred payment which will be paid no later than December 31, 2020 (the “Deferred Payment,” as defined below). At the discretion of the board of directors of SMLP’s general partner, the Deferred Payment can be made in either cash or SMLP common units, or a combination thereof.

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The Deferred Payment will be equal to: (a) six-and-one-half (6.5) multiplied by the average adjusted EBITDA of the Drop Down Assets for 2018 and 2019; less (b) the Initial Payment; less (c) all capital expenditures incurred for the Drop Down Assets between Initial Close and December 31, 2019; plus (d) all adjusted EBITDA from the Drop Down Assets between Initial Close and December 31, 2019.  SMLP currently estimates that the Deferred Payment will be approximately $800.0 million to $900.0 million.
Upon settlement of the Deferred Payment, total consideration (the Initial Payment plus the Deferred Payment) is expected to represent a 6.5x multiple of the Drop Down Assets’ 2018 and 2019 average EBITDA.
2016 SMLP Financial Guidance
SMLP is reaffirming its 2016 adjusted EBITDA guidance of $260.0 million to $290.0 million and capex guidance of $150.0 million to $200.0 million, including maintenance capex of $15.0 million to $20.0 million. SMLP expects to report an average full year distribution coverage ratio of 1.10x to 1.20x.
Quarterly Distribution
On April 21, 2016, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended March 31, 2016. This distribution will be paid on May 13, 2016, to unitholders of record as of the close of business on May 6, 2016. This distribution represents an increase of $0.01 per unit, or 1.8%, over the distribution paid in respect of the first quarter of 2015 and is flat to the $0.575 per unit distribution paid in respect of the fourth quarter of 2015.
First Quarter 2016 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 6, 2016, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 42398548. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until May 20, 2016, at 11:59 p.m. Eastern and can be accessed by dialing 888-843-7419 and entering the replay passcode 42398548. An archive of the conference call will also be available on SMLP’s website.
Upcoming Investor Conference
Members of SMLP’s senior management team will participate in Deutsche Bank’s 2016 MLP, Midstream, and Natural Gas Conference being held in New York, New York on Tuesday, May 10, 2016. The presentation materials associated with this event will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income or loss, plus interest expense, deferred purchase price obligation expense, income tax expense, and depreciation and amortization, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, impairments and other noncash expenses or losses, less income (loss) from equity method investees and other noncash income or gains. We define distributable cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, cash taxes paid and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other unusual or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation

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or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
Comparability Related to Drop Down Transactions
With respect to drop down transactions, SMLP’s historical results of operations may not be comparable to its future results of operations. In March 2016, SMLP acquired substantially all of the issued and outstanding membership interests of Summit Utica, Meadowlark Midstream and Tioga Midstream from Summit Investments, as well as substantially all of Summit Investments’ 40% equity interest in each of Ohio Gathering and Ohio Condensate. In May 2015, SMLP acquired the assets comprising the Polar and Divide system from two subsidiaries of Summit Investments. SMLP accounted for the 2016 Drop Down and the Polar and Divide Drop Down on an "as-if pooled" basis because these transactions were executed by entities under common control. As such, SMLP’s consolidated financial statements reflect Summit Investments’ fair value purchase accounting, historical cost of construction, and the results of operations of (i) Summit Utica since December 2014, (ii) Meadowlark Midstream (which includes Niobrara G&P and certain crude oil and produced water pipelines reported as part of Polar & Divide) since February 2013, (iii) Tioga Midstream since April 2014, (iv) Ohio Gathering and Ohio Condensate since January 2014, and (v) Polar and Divide since February 2013, as if SMLP had owned and operated these assets during the common control period.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
As of April 30, 2016, Summit Midstream Partners, LLC (“Summit Investments”) beneficially owned a 44.8% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. As of April 30, 2016, an affiliate of Energy Capital Partners II, LLC directly owned an 8.3% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. Forward-looking statements in this press release include statements regarding the necessity of accessing the debt and equity capital markets, financial guidance with respect to distribution growth, distribution coverage ratios, adjusted EBITDA, expected commodity prices and adjusted distributable cash flow, and the expected amount of the Deferred Payment. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$13,087	$21,793
Accounts receivable	49,550	89,581
Other current assets	2,887	3,573
Total current assets	65,524	114,947
Property, plant and equipment, net	1,833,765	1,812,783
Intangible assets, net	452,667	461,310
Goodwill	16,211	16,211
Investment in equity method investees	757,869	751,168
Other noncurrent assets	8,847	8,253
Total assets	$3,134,883	$3,164,672

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$18,783	$40,808
Due to affiliate	395	1,149
Deferred revenue	677	677
Ad valorem taxes payable	4,288	10,271
Accrued interest	7,733	17,483
Accrued environmental remediation	6,687	7,900
Other current liabilities	12,523	13,297
Total current liabilities	51,086	91,585
Long-term debt	1,312,158	1,267,270
Deferred purchase price obligation	514,890	—
Deferred revenue	46,959	45,486
Noncurrent accrued environmental remediation	5,764	5,764
Other noncurrent liabilities	7,440	7,268
Total liabilities	1,938,297	1,417,373

Common limited partner capital	1,155,650	744,977
Subordinated limited partner capital	—	213,631
General partner interests	29,631	25,634
Noncontrolling interest	11,305	—
Summit Investments' equity in contributed subsidiaries	—	763,057
Total partners' capital	1,196,586	1,747,299
Total liabilities and partners' capital	$3,134,883	$3,164,672

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2016	2015
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$78,100	$68,440
Natural gas, NGLs and condensate sales	7,588	12,613
Other revenues	4,883	5,034
Total revenues	90,571	86,087
Costs and expenses:
Cost of natural gas and NGLs	6,290	9,441
Operation and maintenance	25,842	22,791
General and administrative	12,879	11,599
Transaction costs	1,174	110
Depreciation and amortization	27,728	25,530
Gain on asset sales	(63)	—
Total costs and expenses	73,850	69,471
Other income	22	1
Interest expense	(15,882)	(14,904)
Deferred purchase price obligation expense	(7,463)	—
Loss before income taxes	(6,602)	1,713
Income tax benefit (expense)	77	(430)
Income (loss) from equity method investees	2,860	(3,768)
Net loss	$(3,665)	$(2,485)
Less:
Net income (loss) attributable to Summit Investments	2,745	(4,152)
Net income attributable to noncontrolling interest	44	—
Net (loss) income attributable to SMLP	(6,454)	1,667
Less net (loss) income attributable to general partner, including IDRs	1,810	1,568
Net (loss) income attributable to limited partners	$(8,264)	$99

(Loss) earnings per limited partner unit:
Common unit – basic and diluted	$(0.12)	$0.00
Subordinated unit – basic and diluted		$0.00

Weighted-average limited partner units outstanding:
Common unit – basic	66,493	34,439
Common unit – diluted	66,493	34,585
Subordinated unit – basic and diluted		24,410

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2016		2015
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$47,446		$38,629
Adjusted EBITDA (1)	$70,009		$61,556
Capital expenditures	$61,326		$49,470
Contributions to equity method investees	$15,645		$27,830
Acquisitions of gathering systems (2)	$867,427		$2,941
Distributable cash flow (1)	$51,538		$42,758
Adjusted distributable cash flow	$52,712		$42,971
Distributions declared	$41,045		$35,526
Distribution coverage ratio (3)	1.28	x	*

Operating data:
Aggregate average throughput – gas (MMcf/d)	1,523		1,605
Average throughput – liquids (Mbbl/d)	95.0		53.4
__________
* Not considered meaningful
(1) Includes transaction costs. These unusual expenses are settled in cash.
(2) Reflects consideration paid and recognized, including working capital and capital expenditure adjustments paid (received), to fund acquisitions and/or drop downs.
(3) Distribution coverage ratio calculation for the three months ended March 31, 2016 is based on distributions in respect of the first quarter of 2016. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2016		2015
	(Dollars in thousands)
Reconciliations of Net Loss to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net loss	$(3,665)		$(2,485)
Add:
Interest expense	15,882		14,904
Deferred purchase price obligation expense	7,463		—
Income tax expense	—		430
Depreciation and amortization (1)	27,865		25,781
Less:
Interest income	22		1
Income tax benefit	77		—
EBITDA	$47,446		$38,629
Add:
Proportional adjusted EBITDA for equity method investees (2)	12,388		5,263
Adjustments related to MVC shortfall payments (3)	11,142		12,333
Unit-based and noncash compensation	1,956		1,563
Less:
Income (loss) from equity method investees	2,860		(3,768)
Gain on asset sales	63		—
Adjusted EBITDA	$70,009		$61,556
Add:
Cash interest received	22		1
Cash taxes received	77		—
Less:
Cash interest paid	25,164		25,464
Senior notes interest adjustment (4)	(9,750)		(11,171)
Maintenance capital expenditures	3,156		4,506
Distributable cash flow	$51,538		$42,758
Add:
Transaction costs	1,174		110
Regulatory compliance costs (5)	—		103
Adjusted distributable cash flow	$52,712		$42,971

Distributions declared	$41,045		$35,526

Distribution coverage ratio (6)	1.28	x	*

EX 99.1-11

EXHIBIT 99.1

__________
* Not considered meaningful
(1) Includes amortization of favorable and unfavorable gas gathering contracts reported in other revenues.
(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of expected annual MVC shortfall payments.
(4) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $300.0 million 7.5% senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(5) We incurred expenses associated with our adoption of the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO 2013"). These first-year COSO 2013 expenses are not expected to be incurred subsequent to completion of the 2014 integrated audit.
(6) Distribution coverage ratio calculation for the three months ended March 31, 2016 is based on distributions in respect of the first quarter of 2016. Represents the ratio of adjusted distributable cash flow to distributions declared. Due to the common control nature of drop down transactions and to the extent that common control existed during a given reporting period, our results are reported on an as-if pooled basis with no adjustment to distributions declared. As such, we only present the current quarter’s distribution coverage ratio when a drop down, and its funding, impacts adjusted distributable cash flow and distributions declared.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA
TO ADJUSTED EBITDA

	Three months ended March 31,
	2016	2015
	(In thousands)
Reportable segment adjusted EBITDA:
Utica Shale	$15,577	$5,206
Williston Basin	19,719	10,975
Piceance/DJ Basins	24,816	28,702
Barnett Shale	14,078	16,760
Marcellus Shale	4,600	6,536
Total reportable segment adjusted EBITDA	78,790	68,179
Allocated corporate expenses	8,781	6,623
Adjusted EBITDA	$70,009	$61,556
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-13